UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 8, 2010

Exact Name of Registrant as Specified
	in Charter; State of Incorporation;	IRS Employer
Commission File Number	Address and Telephone Number	Identification Number

1-8962	Pinnacle West Capital Corporation (an Arizona corporation) 400 North Fifth Street, P.O. Box 53999 Phoenix, AZ 85072-3999 (602) 250-1000	86-0512431

1-4473	Arizona Public Service Company (an Arizona corporation) 400 North Fifth Street, P.O. Box 53999 Phoenix, AZ 85072-3999 (602) 250-1000	86-0011170
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
This combined Form 8-K is separately filed or furnished by Pinnacle West Capital Corporation and Arizona Public Service Company. Each registrant is filing or furnishing on its own behalf all of the information contained in this Form 8-K that relates to such registrant and, where required, its subsidiaries. Except as stated in the preceding sentence, neither registrant is filing or furnishing any information that does not relate to such registrant, and therefore makes no representation as to any such information.

Item 1.01.	Entry into a Material Definitive Agreement.
On November 8, 2010, Arizona Public Service Company (“APS”) and Southern California Edison (“SCE”) entered into an asset purchase agreement (the “Agreement”), providing for the purchase by APS of SCE’s interests in Units 4 and 5 of the Four Corners Power Plant near Farmington, New Mexico (“Four Corners”). The purchase price is $294 million, subject to certain adjustments. APS is a wholly-owned subsidiary of Pinnacle West Capital Corporation (“Pinnacle West”).
Four Corners consists of five coal-fired Units located on Navajo Nation land. APS owns 100% of Units 1- 3, with a combined generating capacity of 560 megawatts (“MW”). Units 4 and 5 each have a generating capacity of 770 MW. SCE owns a 48% interest in each of Units 4 and 5 (aggregating 739 MW) and APS owns a 15% interest in each Unit (aggregating 231 MW). The other owners of Units 4 and 5 are Public Service Company of New Mexico (13%), Salt River Project Agricultural Improvement and Power District (10%), El Paso Electric (7%) and Tucson Electric Power Company (7%). APS operates the plant on behalf of all participants.
Completion of the purchase by APS of SCE’s interests, which is expected to occur in the second half of 2012, is subject to the receipt of approvals by SCE or APS from various regulatory agencies, including the Arizona Corporation Commission, the California Public Utilities Commission and the Federal Energy Regulatory Commission. APS and SCE intend to file applications with their respective commissions in the near future seeking requisite authority or approvals to complete the transaction. Closing is also conditioned on the execution of a new coal supply contract for the lease renewal period, expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other typical closing conditions.
APS, on behalf of the Four Corners owners, has negotiated amendments to an existing facility lease with the Navajo Nation which would extend the Four Corners leasehold interest to 2041. Execution by the Navajo Nation of the lease amendments is a condition to closing of the purchase by APS of SCE’s interests in Four Corners. The execution of these amendments by the Navajo Nation requires the approval of the Navajo Nation Tribal Council. The effectiveness of the amendments also requires the approval of the U.S. Department of the Interior, as does a related Federal rights-of-way grant which the Four Corners owners will pursue. A Federal environmental review will be conducted as part of the DOI review process.
Pursuant to a Co-Tenancy Agreement among the Four Corners owners, the other owners have a right of first refusal to purchase shares of SCE’s interests proportional to their current ownership percentages. The exercise of this purchase right by any of the other owners must be exercised within 120 days of notice of the proposed sale to the owners. If any of the purchase rights are exercised, the amount available for purchase by APS would be reduced. Either party may terminate the Agreement if the closing conditions have not been met by December 31, 2012.

Item 8.01.	Other Events
APS has announced that, if APS’ purchase of SCE’s interests in Units 4 and 5 at Four Corners is consummated, it will close Units 1, 2 and 3 at the plant. Such closure will reduce the plant’s overall generating capacity from 2,100 MW to 1,540 MW. When applying for approval to purchase Units 4 and 5, APS will also request recovery of any unrecovered costs associated with the closure of Units 1, 2 and 3.
A copy of the press release announcing the Agreement and proposed Unit closures is attached as Exhibit 99.1 and incorporated herein by reference.
This filing contains forward-looking statements regarding the future performance of APS within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. APS does not assume any obligation to update these statements, except as required by applicable law. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. A number of factors could cause future outcomes to differ materially from outcomes currently expected or sought by APS with respect to the transactions described herein. These factors include, but are not limited to, the parties’ ability to obtain all necessary regulatory approvals on acceptable terms and to satisfy all other closing conditions. In addition, potential legislation and increased regulation concerning plant emissions, including the Environmental Protection Agency’s determination of final regional haze rules related to Four Corners, could impact the economic viability of Four Corners as well as the willingness or ability of the Four Corner’s owners to fund any required equipment upgrades. Other factors are discussed in Risk Factors described in Item 1A of the Pinnacle West Capital Corporation/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which readers should review carefully. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit
No.	Registrant(s)	Description

10.1	Pinnacle West APS	Purchase and Sale Agreement dated November 8, 2010.

99.1	Pinnacle West APS	Press Release issued on November 8, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE WEST CAPITAL CORPORATION (Registrant)
Dated: November 8, 2010	By:	/s/ James R. Hatfield
James R. Hatfield
Senior Vice President and Chief Financial Officer

ARIZONA PUBLIC SERVICE COMPANY (Registrant)
Dated: November 8, 2010	By:	/s/ James R. Hatfield
James R. Hatfield
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit
No.	Registrant(s)	Description

10.1	Pinnacle West APS	Purchase and Sale Agreement dated November 8, 2010.

99.1	Pinnacle West APS	Press Release issued on November 8, 2010.

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